EXHIBIT 99.1

July 14, 2010

Letter from the Chairman's Desk

Every company has transitions and this fiscal year-end we transitioned from a "smaller reporting company" to an "accelerated filer" as defined by the U.S. Securities and Exchange Commission (SEC).

Pursuant to the SEC's rules, this means we are now subject to accelerated (i.e. shorter) filer deadlines in respect of our periodic reports compared to those of smaller reporting companies. It also means we must provide an independent auditor's attestation report on our internal control over financial reporting, as required by Section 404(b) of the Sarbanes-Oxley Act of 2002.

Unfortunately, this change means we need additional time to finalize the required disclosures and documentation for our Form 10-K for the fiscal year ended April 30, 2010. While our intent was to meet the accelerated filing deadline, the reality is we do not have the resources to file within the prescribed time period without unreasonable effort or expense. Consequently, we expect to be able to file our Form 10-K within the permitted 15-day extension period, on or before July 29, 2010. (see SEC Filings http://www.oxybiomed.com/investors.htm )

We welcome this change and believe it is of great benefit to our shareholders.

Research Update

This last month we moved our projects forward as we reported in our news releases. Research on the benefits of Oxycyte emulsion is ongoing both externally and internally. For example, one of the best bits of news, in my opinion, was preclinical data reported by U.S. Naval investigators in the June issue of Aviation Space and Environmental Medicine showing effectiveness of our proprietary Oxycyte emulsion in treating Decompression Sickness (DCS) in preclinical trials. In the study, the group that received Oxycyte showed a statistically significant improvement over the control group. We believe the results from this study are encouraging.

Likewise, results from a University of Miami preclinical study entitled "Possible Role of Hyperbaric Oxygen Therapy (HBO) and Oxycyte After Spinal Cord Injury in Rats," were reported during the poster session at the National Neurotrauma Symposium in June. This study reports that Oxycyte improves the volume of preserved neuronal tissue in the spinal cord following injury as well as a favorable improvement in functional recovery.

On the STOP TBI trial front, our first cohort is almost fully enrolled. We have engaged a firm to help us expand the trial into India for the second and third cohorts. Expansion activity is progressing and we are pleased with the potential it has to offer.

Dermacyte Update

Our strategy to employ an internal sales effort complemented by distributor/contract sales component is in full swing. We have hired a sales manager focused on the New York market, and a contract sales representative to focus on the Michigan and Arizona markets. Their activity involves educating our target customers - medical spas and professionals such as dermatologists - about our new and upcoming Dermacyte products. In addition, our Dermacyte Oxygen Concentrate clinical trial is fully enrolled and preliminary data appear promising. We will update you on the results when we receive a full report.

In the last letter posted on this section of our web site I used the sport of baseball as an analogy for our company. I have said that we have a variety of programs either "on base" or "at bat." I look forward to providing you additional information as we move our programs around the bases.

Best regards,

Chris Stern

Chairman & CEO

Caution Regarding Forward-Looking Statements

This letter contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company's judgment as of the date of this letter. These statements include the expansion of development of the Oxycyte product line and the timing of the introduction of those new products.  The forward-looking statements are subject to a number of risks and uncertainties including matters beyond the company's control that could lead to delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in the current report on Form 8-K filed on May 4, 2010. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.